Exhibit 5.1

	ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400 www.cooley.com VINCENT P. PANGRAZIO (650) 843-5117 vpangrazio@cooley.com	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800
July 3, 2006
Catalytic Capital Investment Corporation 100 Wilshire Boulevard Suite 1100 Santa Monica, CA 90401

Re:	Initial Public Offering of Units

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Catalytic Capital Investment Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the registration of (i) 17,968,750 units (the “Units”), each unit consisting of (a) one share of the Company’s common stock, $.0001 par value per share (the “Common Stock”), and (b) one warrant, each representing the right to purchase one share of Common Stock at an exercise price of $6.00 per share (the “Warrants”), (ii) all shares of Common Stock and all Warrants issued as part of the Units and (iii) all shares of Common Stock issuable upon exercise of the Warrants included in the Units.

In connection with this opinion, we have examined copies of the Registration Statement, the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), in the form filed as Exhibit 4.4 to the Registration Statement, the Warrants, in the form filed as Exhibit 4.3 to the Registration Statement, and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed: (i) the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; and (ii) the Warrant Agreement is a legal and binding obligation of the Warrant Agent. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and, as to the Warrants constituting valid and legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that

Catalytic Capital Investment Corporation July 3, 2006 Page Two

1. The Common Stock included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

2. Each Warrant included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related prospectus, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

3. The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, the Warrant Agreement and the Registration Statement and related prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:	/s/ Vincent P. Pangrazio
Vincent P. Pangrazio